2016 DIRECTORS’ COMPENSATION POLICY

OBJECTIVE

Section 1261.22 of the Rules and Regulations of the Federal Housing Finance Agency require the Board of Directors to adopt a written policy to provide for the payment of reasonable compensation to Bank Directors for the performance of their duties as members of the Board of Directors. Pursuant to that regulation, this Directors' Compensation Policy ("Policy") sets forth the activities and functions for which attendance is necessary and appropriate and may be compensated, and sets forth the methodology for determining the amount of compensation to be paid. This Policy shall be reviewed annually by the Governance and Public Policy Committee.

POLICY

Total Compensation

The compensation paid to Directors shall be in conformity with the guidelines set forth in this Policy. The Policy guidelines on Director Compensation for 2016 are $125,000 for the Chair, $103,750 for the Vice Chair of the Board and for each Committee Chair, and $91,250 for each of the other Directors. Compensation can exceed the guidelines set forth above based on a Director assuming additional responsibilities, such as chairing a Committee or Board meeting.

Quarterly Retainer

In order to compensate Directors for their time while serving as Directors outside of normal Committee and Board meetings, Directors shall be paid a quarterly retainer. The retainer shall compensate Directors for their time preparing for meetings, attending Affordable Housing Advisory Council meetings, attending Bank System meetings, Board training sessions, and other activities outside of normal Committee and Board meetings. The amount of the quarterly retainer varies depending on the responsibilities of the Director as set forth below:

Chairman                    $15,417
Vice Chairman                    $12,983
Committee Chairman                $12,983
Director                    $11,406

Board Meeting Fees

In order to compensate Directors for their time while serving as Directors, each Director that attends a meeting of the Board of Directors (including Committee meetings and participating by telephone) shall be paid a Board Meeting Attendance Fee. The amount of the Board Meeting Attendance Fee varies depending on the role served at the meeting. The following Board Meeting Attendance Fees shall be paid to Directors in attendance at Board of Director's meetings (including telephonic Board meetings):

Chairman                    $5,278
Vice Chairman                    $4,318
Committee Chairman                $4,318
Director                    $3,802

In the absence of the Chairman, the Acting Chairman, whether it be the Vice Chairman or Chairman Pro Tem, shall receive the Chairman Board Meeting Attendance Fee. Board Meeting Attendance Fees are paid per meeting day. Board meeting fees are rounded down to the nearest dollar.

Standing Committee Meeting Fees

In order to compensate Directors for their time while serving as Directors, each Director that attends a Standing Committee meeting (including participating by telephone) shall be paid a Standing Committee Meeting Attendance Fee. The amount of the Standing Committee Meeting Attendance Fee varies among Directors in attendance at the meeting. The following Standing Committee Meeting Attendance Fees shall be paid to Directors in attendance at Committee Director's meetings:

Chairman                    $5,278
Vice Chairman                    $4,318
Committee Chairman                $4,318
Director                    $3,802

Committee Meeting Attendance Fees are paid per meeting day, not per Committee meeting. No Committee Attendance Fee will be paid if a Board Meeting Attendance Fee is paid for the same day. Committee meeting fees are rounded down to the nearest dollar.

Prorated Fees

A Director’s quarterly retainer fees will be prorated for the number of days in the quarter that they actually served on the Board in the event a Director leaves the Board mid-quarter.

Methodology

In 2015, McLagan Partners conducted a director compensation study for the FHLBanks, which formed the basis for the Bank’s Director Compensation Policy, both as to the levels of compensation to be paid, as well as to the structure of how it would be paid. For 2016, the Board did not immediately move Director compensation to the levels recommended by McLagan; instead, the Board will transition to the recommended levels over a period of several years.

Attendance

Directors must fulfill their responsibilities by regularly attending and participating, either in person or telephonically, in at least 75 percent of meetings of the Board of Directors and assigned Committees within a given calendar year. The Board of Directors reserves the right to direct the Corporate Secretary to adjust downward or eliminate the fourth quarter retainer payment to any Director who fails to meet this attendance requirement.

Travel

The Directors shall be reimbursed for travel, subsistence and other related expenses incurred in connection with the Directors duties under the terms and conditions of the Bank's Travel and Expense Policy; provided, however, a Director may not be paid or reimbursed for gift or entertainment expenses.

Disclosure

The Bank shall disclose in its annual report to the Federal Housing Finance Agency the following items:

(i)	the sum of the total compensation paid to its Directors in that year;

(ii)	the sum of the total expenses paid to its Directors in that year;

(iii)	the total compensation paid to each Director in that year;

(iv)	the total expenses paid to each Director in that year;

(v)	the total of all expenses incurred at group functions that are not reimbursed to individual Directors in that year;

(vi)	the total number of Board meetings and Committee meetings held in that year;

(vii)	the total number of Board and Committee meetings that each Director attended in that year; and

(viii)	a summary of this Policy.

APPROVAL DATE: October 23, 2015	POLICY OWNER: Managing Director, General Counsel and Corporate Secretary	REVIEWING MANAGEMENT COMMITTEE: Executive Committee
APPROVAL FREQUENCY: Annually	APPLICABILITY: Bank-wide	APPROVING BOARD COMMITTEE: Governance & Public Policy Committee

POLICY ADMINISTRATION

Approval of Exceptions. All exceptions under this Policy must be approved by the Managing Director, General Counsel and Corporate Secretary or the President and must be reported to the Approving Committee listed above.

Policy Interpretations. The Managing Director, General Counsel and Corporate Secretary may make interpretations of this Policy. All interpretations shall be summarized in a memo and maintained along with the Policy.

COMPLIANCE MONITORING

The Managing Director, General Counsel and Corporate Secretary will be responsible for monitoring the compliance with this Policy.

APPLICABLE LAWS AND REGULATIONS

12 USC § 1427
12 CFR § 1261.22

RELATED POLICIES; BANK-WIDE PROCEDURES

Code of Conduct
Policy Governance Standards

DEFINED TERMS

None

POLICY HISTORY LOG

Date	Change	Notes
October 23, 2015	Annual approval, effective January 1, 2016	Updated to reflect 2015 McLagan Report. Submitted to FHFA 11-5-2015
October 24, 2014	Annual approval
February 21, 2014	Updated and approved	Per request from FHFA
December 18, 2013	Annual approval